UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2012 (December 9, 2012)

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Maiden Lane

New York, New York 10038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On December 9, 2012, American International Group, Inc. (“AIG”) and AIG Capital Corporation (“Seller”), a wholly-owned direct subsidiary of AIG, entered into a definitive agreement (the “Share Purchase Agreement”) with Jumbo Acquisition Limited (“Purchaser”), for the sale of 80.1% of the common stock of International Lease Finance Corporation (“ILFC”) by Seller to Purchaser for approximately $4.23 billion in cash (the “Transaction”). The Purchaser may elect to purchase an additional 9.9% of the common stock of ILFC for $522.5 million (the “Option”) by the later of March 15, 2013 and ten days after approval of the Transaction and the Option by the Committee on Foreign Investment in the United States (“CFIUS”). Seller will retain a 19.9% ownership interest in ILFC, or a 10.0% ownership interest in ILFC if the Option is exercised by Purchaser, in each case subject to dilution for management issuances (which, over time, would reduce AIG’s ownership interest by approximately one percentage point). In connection with the Transaction, Purchaser has agreed to pay a deposit of the RMB equivalent of $422.75 million (the “Transaction Deposit”) into an escrow account upon the later of ten days after approval of the Transaction and the Option by CFIUS, and March 15, 2013. If the Option is exercised by the Purchaser, then concurrently with the Transaction Deposit, the Purchaser has agreed to deposit an additional RMB equivalent of $52.25 million (such additional amount, together with the Transaction Deposit, the “Deposit”). Purchaser was formed on behalf of an investor group consisting of New China Trust Co., Ltd., China Aviation Industrial Fund and P3 Investments Ltd., and led by Mr. Weng Xianding, the Chairman of New China Trust Co., Ltd.

The consummation of the Transaction is subject to the satisfaction or waiver of certain customary and other closing conditions, including receipt of approvals or non-disapprovals from certain regulatory bodies, including, among others, the People’s Republic of China National Development and Reform Commission, CFIUS and other anti-trust and regulatory agencies, in some cases without the imposition on either party by such agencies of conditions that would qualify as burdensome.

In addition to other customary termination events, the Share Purchase Agreement allows termination (i) by AIG, Seller or Purchaser, if the closing of the Transaction has not occurred on or before May 15, 2013, subject to an extension to June 17, 2013 by AIG or Seller in the event the transfer of certain aircraft into trusts required for regulatory purposes has not occurred by then or (ii) by AIG or Seller, if Purchaser has not paid the Transaction Deposit into escrow upon the later of ten days after approval of the Transaction and the Option by CFIUS, and March 15, 2013.

Purchaser has agreed to pay the Deposit following the exercise of the Option or the Transaction Deposit (if the Option has not been exercised) to Seller as liquidated damages in the event (i) of a breach by Purchaser primarily caused the failure of closing to occur by May 15, 2013 (or, if applicable, June 17, 2013) or (ii) Purchaser fails to consummate the transaction within five business days following the date on which the last of the closing conditions has been satisfied or waived. In addition, if the Share Purchase Agreement is terminated for other reasons, the Deposit following the exercise of the Option or the Transaction Deposit (if the Option has not been exercised) may be used to pay Seller for certain damages it suffers as a result of other breaches by Purchaser. Purchaser’s liability is generally limited to the Deposit following the exercise of the Option or the Transaction Deposit (if the Option has not been exercised), other than in cases of actual fraud, and except in respect of AIG’s and Seller’s ability to enforce the investors’ equity commitments to Purchaser at the closing. Purchaser’s liability to AIG and Seller for breach of warranty terminates at closing, with the exception of certain covenants, including confidentiality.

AIG’s and Seller’s liability to Purchaser for breach of warranty generally terminates at closing, with the exception of actual fraud and (i) the warranty as to the information contained in the draft prospectus that forms a part of the registration statement on Form S-1 for ILFC Holdings Inc., as of November 28, 2012 (which liability is capped at 25% of the purchase price and survives until April 30, 2014), (ii) the warranties relating to fundamental matters, such as capacity to enter into the Transaction and title to the shares being transferred, and (iii) certain pre-closing covenants. AIG’s and Seller’s aggregate indemnification obligations under the Share Purchase Agreement are capped at an amount equal to the purchase price.

Simultaneously with the consummation of the Transaction, the parties will enter into a stockholders’ agreement (the “Stockholders’ Agreement”) pursuant to which (i) if the Option is exercised, Seller will have the right to appoint one board member of ILFC (who will initially be Robert H. Benmosche), as long as it has not sold more than half of its post-closing interest in ILFC and (ii) if the Option is not exercised, Seller will have the right to appoint two board members of ILFC (one of whom will initially be Robert H. Benmosche) or one board member if Seller has sold more than half, but not more than 75%, of its post-closing interest in ILFC, and if Seller has sold more than 75% of its post-closing interest, it will not have the right to appoint a board member. Seller will have customary tag-along rights and one demand right for an initial public offering in Hong Kong, London or the United States (to be selected by Purchaser) at any time after May 15, 2017. Seller will have priority and piggyback registration rights in any initial public offering. Any transfers of AIG’s stake will be subject to a right of first offer to Purchaser. Purchaser will also have customary drag-along rights if it sells control of ILFC for cash.

The description of the Share Purchase Agreement and the Stockholders’ Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Purchase Agreement, which contains a term sheet for the Stockholders’ Agreement, and which is attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated in its entirety into this Item 1.01 by reference.

Section 8 — Other Events

Item 8.01. Other Events.

On December 9, 2012, AIG issued a press release announcing the signing of the Share Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Share Purchase Agreement, dated as of December 9, 2012 by and among AIG Capital Corporation, American International Group, Inc. and Jumbo Acquisition Limited.

99.1	Press release of American International Group, Inc., dated December 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: December 10, 2012	By:	/s/ James J. Killerlane III
	Name: Title:	James J. Killerlane III Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Share Purchase Agreement, dated as of December 9, 2012 by and among AIG Capital Corporation, American International Group, Inc. and Jumbo Acquisition Limited.

99.1	Press release of American International Group, Inc., dated December 9, 2012.